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                            ARTICLES OF INCORPORATION

                                       OF

                              YIPPYYAHOO.COM, INC.


    The indersigned, a natural person of the age of eighteen years or more, acting as sole incorporator of a corporation under the provisions if the Texas Business Corporation Act, adopts the following Articles of Incorporation:

                                    ARTICLE I

     The name of the Corporation is YIPPYYAHOO.COM, INC.

                                   ARTICLE II

     The period of duration of the Corporation is perpetual.

                                   ARTICLE III

     The purpose for which this corporation is formed is to engage in any and all lawful business for which corporations may be formed under the Texas Business Corporation Act.

                                   ARTICLE IV

     The aggregate number of shares which the corporation has authority to issue is 7,500 shares of common stock with the par value of $1.00 per share.

                                    ARTICLE V

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of atleast $1,000, consisting of money, labor done or property actually received.

                                   ARTICLE VI

     Without necessity for action by its shareholders, the Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefore and unrestricted reduction surplus available therefore.

                                   ARTICLE VII

     Section 7.1. Cumulative voting shall not be permitted.

     Section 7.2. Preemptive rights shall not be permitted.

                                  ARTICLE VIII

     The address of the office of the Corporation is 223 E. FM 1382 STE #1270, Cedar Hill Texas 75104 and the name of the initial registered agent of the Corporation at such address is ROMIE J. KRICKBAUM. The mailing address for the Corporation is 223 E. FM 1382 STE #12720, CEDAR HILL, TEXAS 75104.

                                   ARTICLE IX

     The initial Board of Directors shall consist of 03 members who shall serve as directors until the first annual meeting of shareholders or until such directors' successors shall have been elected and qualified, and whose names and addresses are as follows:

 Name                       Address
Romie J. Krickbaum          223 E. FM 1382 STE #1270, Cedar Hill, Texas 75104
Michelle A. Gregorio        800 W. Renner Road #2626, Richardson, Texas 75080

                     The number of  directors  composing  the Board of Directors may be increased or decreased by the Board of Directors, but no decrease shall have the effect of shortening the term of any incumbent director.

                                    ARTICLE X

    Any action required by he Texas Business Corporation Act, as amended, to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of shareholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                   ARTICLE XI

     The name and address of the incorporator of the Corporation is as follows:

 Name                              Address

 Jon F. Martin                     3150 Sandy Ridge Drive
                                   Clearwater, FL 336761

                            IN WITNESS WHEREOF, I have hereunto set my hand this
26th day of October, 1999.



                                                        ----------------------
                                                     Jon F. Martin, Incorporator